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                                                                    EXHIBIT 12.1


                          RANGE RESOURCES CORPORATION

       COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
                     FIXED CHARGES AND PREFERRED DIVIDENDS
                                 (IN THOUSANDS)




                                                                         Year Ended December 31,
                                                   --------------------------------------------------------------------------

Earnings:                                              1994            1995           1996             1997              1998

        Income before taxes                          $2,758          $6,172        $19,449         $(35,163)        $(229,618)

        Interest expense                              2,807           5,584          7,487           27,175            42,189
                                                      -----           -----         ------           ------           -------
        Earnings                                      5,565          11,756         26,936           (7,988)         (187,429)

        Fixed charges
            Interest expense                          2,807           5,584          7,487           27,175            42,189

        Earning-to-fixed charges                          2.0x            2.1x           3.6x            (a)               (a)

Earnings-to-fixed charges and
        preferred stock dividends

Earnings:

        Income before taxes                          $2,758          $6,172        $19,449         $(35,163)        $(229,618)

        Interest expense                              2,807           5,584          7,487           27,175            42,189
                                                      -----           -----          -----           ------           -------
        Earnings                                      5,565          11,756         26,936           (7,988)         (187,429)

Fixed charges and preferred stock
        dividends

        Interest expense                              2,807           5,584          7,487           27,175            42,189

        Preferred stock dividends                       375             731          2,454            2,334             2,334
                                                      -----           -----          -----           ------            ------
                                                      3,182           6,315          9,941           29,509            44,523

Earnings-to-fixed charges and preferred
        stock dividends                                   1.7x            1.9x           2.7x            (a)               (a)

(a) The ratio indicates a less than one-to-one coverage because the earnings were inadequate to cover the fixed charges for the period. Our historical earnings for the years ended December 31, 1997 and 1998 were insufficient to cover our fixed charges. The amounts of the deficiencies were $35.2 million and $229.6 million in 1997 and 1998, respectively, for the ratio of earnings to fixed charges and $37.5 million and $232.0 million, respectively, for the ratio of earnings to fixed charges and preferred stock dividends.